Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into as of September 17, 2019 (the “Execution Date”), by and between Scholar Rock, Inc. (herein “Scholar Rock” or the “Company”), with its principal place of business in Cambridge, Massachusetts and Rhonda Chicko, a resident of Massachusetts (the “Employee”). Employee and the Company are sometimes collectively referred to as the “Parties” or individually as a “Party.” This Agreement shall become effective and enforceable by either Party only upon the Effective Date, as defined in Section 6(b) of this Agreement.

WHEREAS, the Employee and the Company are parties to a certain employment agreement made and entered into as of May 13, 2018 (the “Employment Agreement”) that replaced the Employee’s offer letter dated March 9, 2018;

WHEREAS, the Employee and Scholar Rock are parties to a certain Employee Non-Competition, Non- Solicitation, Confidentiality and Assignment Agreement, substantially in the form attached to this Agreement as Attachment A, and made and entered into between the Parties in or about March 2018 (the “Non-Competition Agreement);

WHEREAS, the Employee and Scholar Rock are parties to a certain Incentive Stock Option Grant Notice and Incentive Stock Option Agreement with a grant date of April 3, 2018 (the “New Hire Stock Option Grant Agreement”).

WHEREAS, on August 21, 2019 and September 14, 2019, all of the members of the Compensation Committee of the Board of Directors of Scholar Rock Holding Corporation approved certain compensation to be provided to Employee in connection with Employee’s departure from Scholar Rock;

WHEREAS, the Parties have agreed that Employee’s employment with the Company will terminate on September 30, 2019 (the “Termination Date”);

WHEREAS, Scholar Rock is willing to provide to Employee certain benefits upon and following the Termination Date; and

WHEREAS, Employee acknowledges that certain benefits being provided to Employee by Scholar Rock are in addition to any benefits to which Employee might otherwise be entitled as a result of Employee’s separation from employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.	Salary Continuation. Subject to the provisions of this Agreement, and assuming the Employee timely executes and does not revoke this Agreement within the time set forth in Section 6(b) herein, then beginning with the first regularly scheduled Company payroll following the Effective Date of this Agreement, the Company shall waive the repayment of Employee’s sign on bonus she received and make severance payments to the Employee in the form of bi-weekly base salary payments (based on the Employee’s base salary in effect as of the Execution Date) for a total of nine (9) months (the “Salary Continuation Payments”), to cover the period from the Termination Date through the nine month anniversary following the Termination Date (such period, the “Salary Continuation Period”), subject in all instances to all applicable withholding taxes and further subject to deductions for health, dental, and vision insurance plan premium co-payments, if the Employee timely elects to receive such benefits in accordance with Section 2 of this Agreement. The Company shall be obligated to make the foregoing Salary Continuation Payments only in the event the Employee has not materially breached any of the

1

terms of this Agreement prior to the payment dates set forth hereinabove. For the avoidance of doubt, in the event the Employee materially breaches any of the terms of this Agreement, the Company’s obligation to make any remaining Salary Continuation Payments shall be extinguished, and the Company will have the option of requiring repayment of Salary Continuation Payments already paid by the Company and received by the Employee.

2.	Benefits . Ordinarily, an employee’s health, dental, and vision insurance plan benefits end when employment is terminated. However, as an additional benefit, and assuming Employee timely executes and does not revoke this Agreement within the time set forth in Section 6(b) herein, the Company hereby agrees that for a period of nine (9) months following the Termination Date, Employee will be eligible to continue Employee’s health, dental, and vision insurance plan benefits, at the same level and upon the same terms and conditions with respect to premium co-payments, as offered to employees of the Company. Should Employee elect to continue Employee’s health, dental, and vision insurance plan benefits as set forth in this Section 2, the Company will provide Employee with all required COBRA notices so that Employee may elect to exercise Employee’s rights under COBRA on or after the Termination Date. Employee is advised that Employee will be responsible for signing and returning the COBRA forms provided to him in accordance with the instructions contained therein in order to elect continuation coverage.

3.	2019 Bonus Eligibility, Period to Exercise Stock Options and Stock Option Acceleration. In addition to the foregoing, and assuming Employee timely executes and does not revoke the Agreement within the time set forth in Section 6(b) herein, the Parties hereby agree as follows:

a.	First, Employee will be entitled to receive a one-time payment of Employee’s target bonus for 2019, which will be determined using the following formula: Employee’s annual base salary (based on the Employee’s annual base salary in effect as of the Execution Date) as if Employee was employed for the full year of 2019, multiplied by thirty-five percent (35%), multiplied by the percentage achievement by the Company and the Parent Company of 2019 corporate objectives (the “Company Objectives”), as such percentage achievement of the Company Objectives are determined by the Parent Company’s Board of Directors. Such bonus payment, if any, will be paid at the time the Company customarily pays its annual bonuses, but in no event later than March 15, 2020.
b.	Second, rather than the typical ninety (90) day period following termination of employment, Employee shall have one hundred eighty (180) days following the date when Employee is no longer subject to the Company’s Statement of Company Policy on Insider Trading and Disclosure (“Insider Trading Policy”), as confirmed in writing by the Company (such date when Employee is no longer subject to the Insider Trading Policy, the “Insider Trading Policy End Date”), to exercise and sell any option to purchase shares of Parent Company’s common stock.

c.	Third, the parties acknowledge that pursuant to the New Hire Stock Option Grant Agreement, any unvested portion of the stock option subject to the New Hire Stock Option Grant Agreement will accelerate and will become vested effective as of the Termination Date.

4.	No Admission of Liability. It is understood and agreed by the Parties that this Agreement and any payments made or actions taken pursuant to this Agreement do not constitute and are not to be construed as an admission by either Party of liability of any kind to the other Party or that any action taken by any Party was unlawful or wrongful, or that such action constituted a breach of any contract, agreement, or other understanding or violated any federal or state law, policy, rule or regulation.

5.	General Release. In consideration of the foregoing, Employee releases and forever discharges, and covenants not to sue, commence or prosecute proceedings against, Scholar Rock, its affiliates, subsidiaries, parents, and its or their officers, directors, managers, shareholders, members, employees,

2

agents, attorneys, successors and assigns (individually and in their representative capacity, all of the foregoing being referred to herein as “Releasees”), from and with respect to any and all debts, claims, demands, damages, and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Employee now has or ever had against the Releasees, as of and through the Execution Date, including without limitation, those arising out of or in any manner relating to Employee’s employment by Scholar Rock, or Employee’s separation from employment, or any other dealings with Scholar Rock; and including further, without limitation, any claim for reinstatement, back or future pay, bonuses, commissions, fringe benefits, medical expenses, attorneys’ fees, expenses, or compensatory, exemplary or consequential damages; including but not limited to any claim, complaint, charge or lawsuit under any of the following laws: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage and Hours Laws, the Fair Labor Standards Act, and any other state, municipal or other federal law, statute, public policy, order, or regulation affecting or relating to the claims and rights of employees; and including any and all claims and suits in tort or contract. The foregoing release shall not apply to employee’s right to receive compensation and benefits as expressly provided in this Agreement or to seek specific performance of any provision hereof.

Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit Employee from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal or state law. However, Employee nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which Employee does so participate. Employee acknowledges that Employee understands that as a result of entering into this Agreement, Employee has waived Employee’s rights, and will not assert any legal claim or right against the Releasees in a court of law, and has waived Employee’s right to recover monetary damages against the Releasees in a court of law and in any agency proceeding before the Massachusetts Commission Against Discrimination, the Equal Opportunity Commission or any other federal, state or local agency through the effective date of this Agreement. The foregoing shall not be construed as precluding Employee from filing for and seeking unemployment compensation benefits under applicable state law.

Nothing in the above release affects any rights Employee may have for indemnification under state or other law or the charter, articles, or by-laws of the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Employee was an officer of the Company. Further, nothing in the above release extends to any claims that may arise after the date of this Agreement. Specifically excluded are any and all claims to vested benefits and vested equity, and claims arising out of this Agreement.

In addition to the foregoing General Release of the Releasees, Employee shall deliver to Scholar Rock, no later than three (3) business days after the Termination Date, a Confirmatory General Release (the “Confirmatory General Release”) executed by her in the form attached to this Agreement as Attachment B, and Scholar Rock agrees to promptly execute the same and return a fully-executed copy to Employee.

6.	Waiver of Rights and Claims under the Age Discrimination in Employment Act of 1967, as amended. This Agreement, including the General Release described in Section 5, is intended to comply with the Older Workers’ Benefit Protection Act (“OWBPA”) and Employee is hereby informed of the following:

a)	Employee is advised to consult with an attorney of Employee’s choosing prior to executing this Agreement;
3

b)	Employee has twenty-one (21) days within which to consider and execute the Agreement and to execute, after the Termination Date, the Confirmatory General Release; and for a period of seven (7) days following Employee’s execution of the Agreement and the Confirmatory General Release, Employee may revoke the Agreement and the Confirmatory General Release by notifying Junlin Ho, VP, Head of Corporate Legal, Scholar Rock, Inc., 620 Memorial Drive, 2nd Floor, Cambridge, MA 02139, via certified mail, of Employee’s revocation, with the further express acknowledgement and agreement that the Agreement shall not become effective or enforceable until the aforementioned revocation periods for the Agreement and the Confirmatory General Release both have expired (the “Effective Date”);

c)	By signing this Agreement, Employee does not waive any rights or claims that may arise after the dates they are executed;

d)	By signing the Agreement, Employee understands that Employee is making a knowing and voluntary waiver of rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled; and

e)	By signing the Agreement, Employee agrees that any changes, whether material or immaterial to the Agreement, do not restart the running of the twenty-one (21) day consideration period set forth above.

7.	Return of Company Property. Employee represents and warrants that on the Termination Date (or earlier if requested by Scholar Rock), Employee will return to Scholar Rock any and all property and materials of Scholar Rock which is in Employee’s possession, custody or control, including but not limited to any Scholar Rock laptop, personal computer, diskettes, compact discs, intangible information stored on disc, software programs, data compiled with the use of software programs, passwords, codes, tangible copies of trade secrets, proprietary and/or confidential information, cellular phones, beepers, personal hand-held devices, telephone charge cards, credit cards, manuals, building keys and passes, memoranda, business or marketing plans, reports, projections, employee lists, and personal information concerning current or former employees. Employee agrees that if Employee discovers any other Scholar Rock property or materials in Employee’s possession, custody or control after the Termination Date, Employee will immediately return such materials to Scholar Rock. Employee also represents and warrants that on the Termination Date (or earlier if requested by Scholar Rock), Employee will delete any and all software and electronically-stored data which is the property of Scholar Rock and which may be contained on Employee’s home computer or any electronic storage device in Employee’s possession, custody or control. However, the Company will provide Employee on a temporary basis with any and all Company property needed to comply with Paragraph 9 below, and the Parties acknowledge and agree that Employee will not be deemed to be in breach of this Paragraph 7 as a result of same, subject further to the understanding that Employee shall be obligated to promptly return the aforementioned property to the Company when requested in writing, and in any event no later than once her obligations to the Company pursuant to Paragraph 9 have been completed.

8.	Non-Disparagement. Employee agrees that Employee shall not directly or indirectly make, or permit any person acting on Employee’s behalf to make, any voluntary statements, written or oral, through any medium, or cause or encourage others to make such statements, that defame, disparage, or in any way criticize the reputation, business practices, professionalism, or conduct of the Company, including its subsidiaries, parents and its or their affiliates or any board members, officers, directors, managers, stockholders, employees, or agents. The Company in turn agrees to instruct its affiliates, members of its Executive Team and its Board of Directors to not directly or indirectly make, or permit any person acting on their behalf to make, any voluntary statements, written or oral, through any medium, or cause or encourage others to make such statements, that defame, disparage, or in any way criticize the reputation, business practices, professionalism, or conduct of Employee. The provisions of this

4

paragraph are not intended to prohibit either Employee or Company from in good faith (i) responding to a valid subpoena or court order, (ii) cooperating or providing truthful testimony or information to a governmental or regulatory proceeding or inquiry; and (iii) providing truthful testimony or information in any litigation, investigation, or other legal proceeding.

9.	Cooperation. Employee agrees to reasonably cooperate with and assist Scholar Rock in the transition of Employee’s duties and responsibilities to others at Scholar Rock, including but not limited to Nagesh K. Mahanthappa, the Company’s CEO & President, or to others as designated by Mr. Mahanthappa. Furthermore, Employee agrees to reasonably cooperate with and assist Scholar Rock and its counsel at any time and in any manner reasonably requested by Scholar Rock and its counsel in connection with any litigation, investigation, other legal process or any other matter affecting Scholar Rock, of which Employee has knowledge as a result of Employee’s employment with Scholar Rock (other than any litigation with respect to this Agreement). For purposes of compliance with this Section 9, during the Salary Continuation Period, Employee agrees to be available at reasonable times to respond to inquiries received by telephone or e-mail, subject further to the understanding and agreement that the time commitment for Employee will not exceed five hours per week through November 15, 2019, and thereafter through the end of the Salary Continuation Period, will not exceed two hours per week, provided that upon the occurrence of the Insider Trading Policy End Date, Employee will have no further obligations to respond to inquiries unless otherwise agreed to by Employee. Subject to the preceding sentence, following the Termination Date, and continuing for no longer than one year, to the extent Employee is needed for any in-person consultations or advice greater than the number of hours each week indicated above, either at Company’s premises or elsewhere, then such consultations shall take place at such times as Employee and Company may mutually agree, at an agreed-upon rate of $350 per hour for all such in-person consultations with the Company. Any out-of-pocket expenses incurred in excess of one hundred dollars ($100) for such in-person consultations, including those incurred for travel and/or lodging outside of the Boston metropolitan area, will be reimbursed by the Company in accordance with its ordinary practices, provided that such out-of-pocket expenses shall be documented and subject to advance written approval by Scholar Rock, which shall not be unreasonably withheld. The Company agrees to defend and indemnify Employee for any work performed pursuant to this Paragraph 9 in accordance with the Company’s by-laws and to the fullest extent permitted by law.

Employee acknowledges and agrees that Employee’s cooperation as set forth in this Paragraph 9, and the non-disparagement obligations set forth in Paragraph 8, are material terms to Agreement, and any proven breach by Employee in a court of competent jurisdiction of either Paragraphs 8 or 9 shall result in a forfeiture of the benefits and payments either scheduled to be made to Employee or on Employee’s behalf, or already made to Employee or on Employee’s behalf, with the exception that Employee shall be entitled to retain the total sum of One Hundred Dollars ($100.00).

10.	Binding Agreement. This Agreement shall be binding upon Employee, Scholar Rock and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of Employee, Scholar Rock and the Releasees and each of them, and to their respective heirs, administrators, representatives, executors, successors and assigns.

11.	Entire Agreement. Except as otherwise noted in this Section 11, this Agreement contains the entire agreement between Employee and Scholar Rock. This Agreement may only be revised by written agreement signed by Employee and a duly authorized officer of Scholar Rock. Notwithstanding the foregoing, the Parties acknowledge and agree that the terms and conditions of the New Hire Stock Option Grant Agreement and the Non-Competition Agreement that are intended to survive the termination of employment for any reason shall survive termination, with the exception that the Parties hereby acknowledge and agree that the non-competition restrictions set forth in the first sentence of Paragraph 8 thereof shall be null and void, but the remaining provisions in said Paragraph 8 shall remain

5

in full force and effect, and all other terms and conditions shall remain in full force and effect as described in the Non-Competition Agreement.

12.	Construction. This Agreement represents an arms-length negotiation between the Parties, and the Parties therefore expressly acknowledge and agree that the Agreement will be interpreted and construed without regard to any presumption or other rule requiring construction or interpretation against the Party who caused the Agreement to be drafted.

13.	Severability. Should any part, term or provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not to be a part of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

14.	Operative Law. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

15.	Counterparts. This Agreement may be signed in counterparts and said counterparts will be treated as though signed as one document. Execution of this Agreement may be delivered by electronic means.

16.	Employee acknowledges that in making this Agreement, Employee has read and fully understands its terms; that, by this Agreement, Employee has been advised, in writing, to consult with legal counsel or any other person of Employee’s choosing before signing this Agreement; that Employee has consulted and received the advice of counsel regarding same or has had sufficient time and opportunity to do so; and that Employee has executed this Agreement freely and voluntarily, relying on Employee’s own respective judgment, belief and knowledge and not on any representations or statements made by Scholar Rock or any Scholar Rock officer, agent, representative, or counsel.

6

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as an instrument under seal, as of the day and year first above written.

Rhonda Chicko

SCHOLAR ROCK, INC.

By:
Nagesh K. Mahanthappa
CEO & President

7

ATTACHMENT A (to Separation Agreement and General Release)

SCHOLAR ROCK, INC.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment, continued employment by or other service relationship with Scholar Rock, Inc. (along with its parents, subsidiaries, affiliates, successors and assigns, the “Company”), I agree to the terms and conditions of this Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Agreement”). For purposes of this Agreement, references to the employment relationship shall mean any employment, co-employment, independent contractor or other service relationship, whether directly or through a third party, that I may have with the Company.

1.                   Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, pre-clinical and clinical testing data and strategies, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.                   Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                   Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.                   Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                   Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such

8

Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.                   Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.                   Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.	Non-Competition and Non-Solicitation.

In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.                   Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company

9

regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

12.                Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to and/or incorporates any Proprietary Information.

13.                No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14.                Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15.                Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16.                Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.                Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.                Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

10

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
(Employee's full name)

Type or print name:

Date:

EXHIBIT A

To:	Scholar Rock, Inc.

From:

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

ATTACHMENT B CONFIRMATORY GENERAL RELEASE

In consideration of the receipt of compensation and benefits described in a certain Separation Agreement and General Release dated September 17, 2019 (the “Agreement”), Rhonda Chicko (the “Employee”) releases and forever discharges, and covenants not to sue, commence or prosecute proceedings against, Scholar Rock, Inc. or Scholar Rock Holding Corporation (collectively, “Scholar Rock”), its affiliates, subsidiaries, parents, and its or their officers, directors, managers, shareholders, members, employees, agents, attorneys, successors and assigns (individually and in their representative capacity, all of the foregoing being referred to herein as “Releasees”), from and with respect to any and all debts, claims, demands, damages, and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which Employee now has or ever had against the Releasees, as of and through the date of this confirmatory general release, including without limitation, those arising out of or in any manner relating to Employee’s employment by Scholar Rock, or Employee’s separation from employment, or any other dealings with Scholar Rock; and including further, without limitation, any claim for reinstatement, back or future pay, bonuses, commissions, fringe benefits, medical expenses, attorneys’ fees, expenses, or compensatory, exemplary or consequential damages; including but not limited to any claim, complaint, charge or lawsuit under any of the following laws: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage and Hours Laws, the Fair Labor Standards Act, and any other state, municipal or other federal law, statute, public policy, order, or regulation affecting or relating to the claims and rights of employees; and including any and all claims and suits in tort or contract. The foregoing release shall not apply to employee’s right to receive compensation and benefits as expressly provided in this Agreement or to seek specific performance of any provision hereof.

Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit Employee from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal or state law. However, Employee nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which Employee does so participate. Employee acknowledges that Employee understands that as a result of entering into this Agreement, Employee has waived Employee’s rights, and will not assert any legal claim or right against the Releasees in a court of law, and has waived Employee’s right to recover monetary damages against the Releasees in a court of law and in any agency proceeding before the Massachusetts Commission Against Discrimination, the Equal Opportunity Commission or any other federal, state or local agency through the effective date of this Agreement. The foregoing shall not be construed as precluding Employee from filing for and seeking unemployment compensation benefits under applicable state law.

Nothing in the above release affects any rights Employee may have for indemnification under state or other law or the charter, articles, or by-laws of the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Employee was an officer of the Company. Further, nothing in the above release extends to any claims that may arise after the date of this Agreement. Specifically excluded are any and all claims to vested benefits and vested equity, and claims arising out of this Agreement.

Waiver of Rights and Claims under the Age Discrimination

in Employment Act of 1967, as amended.

This Confirmatory General Release is intended to comply with the Older Workers’ Benefit Protection Act (“OWBPA”) and Employee is hereby informed of the following:

a)	Employee is advised to consult with an attorney of Employee’s choosing prior to executing this Confirmatory General Release;

b)	Employee will have had not less than twenty-one (21) days within which to consider and execute this Confirmatory General Release; and for a period of seven (7) days following Employee’s execution of this Confirmatory General Release, Employee may revoke the Confirmatory General Release by notifying Junlin Ho, VP, Head of Corporate Legal, Scholar Rock, Inc., 620 Memorial Drive, 2nd Floor, Cambridge, MA 02139, via certified mail, of Employee’s revocation, with the further express acknowledgement and agreement that the Agreement and Confirmatory General Release shall not become effective or enforceable until the revocation periods for the Agreement and the Confirmatory General Release both have expired (the “Effective Date”);

c)	By signing this Confirmatory General Release, Employee does not waive any rights or claims that may arise after the dates they are executed;

d)	By signing this Confirmatory General Release, Employee understands that Employee is making a knowing and voluntary waiver of rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled; and

e)	By signing this Confirmatory General Release, Employee agrees that any changes, whether material or immaterial to the Confirmatory General Release, do not restart the running of the twenty-one (21) day consideration period set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Confirmatory General Release as an instrument under seal, as of the ___ of October, 2019.

Rhonda Chicko

SCHOLAR ROCK, INC.

By:
Nagesh K. Mahanthappa
CEO & President